EXHIBIT 10.1

Equity Agreement

This Agreement (“Agreement”) is entered into and effective this 11 day of November, 2014 between Acxiom Corporation (“Acxiom”) and Travis May (“May”).

In consideration for May’s agreement to accept the position of Senior Vice President, Products for Acxiom, Acxiom agrees to provide the following treatment to stock options and RSUs listed in Exhibit A to this Agreement (“Equity”):

1.

In the event of May’s involuntary termination other than for Cause, as defined below, and notwithstanding anything to the contrary in any equity incentive plan or agreement or the related award agreements, all Equity which is then outstanding, to the extent not then vested, shall vest.  For the avoidance of doubt, Exhibit A contains all Equity covered by this Agreement.

2.

“Cause” for termination by Acxiom of May’s employment shall mean: (i) the willful failure by May to substantially perform his duties or follow the reasonable and lawful instructions of his supervisor; provided, that May will be allowed to cure such failure within thirty (30) days of delivery to May by Acxiom of written demand for performance, which such written demand will specifically identify the manner in which Acxiom believes May has not substantially performed his duties; (ii) May engaging in willful misconduct or gross negligence that is materially injurious to Acxiom, monetarily or otherwise; (iii) May’s conviction of, or pleading guilty or nolo contendere to, any felony or a fraud; or (iv) a material breach by May of any employment policy of Acxiom, which, if curable, is not cured within thirty (30) days of delivery to him by Acxiom of written notice thereof.

3.

As a condition to receiving accelerated Equity according to the terms of this Agreement, May must execute a Release of Claims provided by Acxiom to May, which execution shall not be revoked during any applicable revocation period pursuant to the terms of the Release of Claims.

4.

In the event that May’s involuntary termination is following a Change in Control, as defined by the 2010 Acxiom Senior Vice President and Special Situation Associate Change in Control Policy (“Policy”) and is otherwise covered by the terms of the Policy, then that Policy shall apply and the provisions of this agreement shall become null and void.

5.

Terms and conditions related to May’s employment that are not expressly referenced above will continue pursuant to May’s offer letter, the Non-Competition and Non-Solicitation Agreement, the Associate Agreement and applicable Acxiom plan documents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of date set forth above.

ACXIOM CORPORATION

By:	/s/ Jennifer B. Compton

Name:	Jennifer B. Compton

Title:	Senior Vice President Human Resources

TRAVIS MAY

/s/ Travis May

Exhibit A

Grant Number	Grant Date	Grant Type	Number Shares Outstanding	Unvested Shares as of 11/11/2014
1005921	07/01/2014	RSU	117,860	117,860
1005795	07/24/2013	ISO	5,978	5,181
1005825	03/25/2014	ISO	63,773	63,773
1005839	03/20/2013	NQSO	59,787	51,816
1005853	01/24/2012	ISO	16,740	13,020
1005858	07/24/2012	ISO	6,377	5,315
1005881	12/01/2010	ISO	4,384	1,462